Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-238206) and Form S-8 (Nos. 333- 62416, 333-125179, 333-150940, 333-174935) of ATN International, Inc. of our reports dated March 16, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Alaska Communications Systems Group, Inc., appearing in this Current Report on Form 8-K/A of ATN International, Inc.

/s/ Moss Adams LLP

Spokane, Washington

October 1, 2021